RSU XSIP 2 Year (0325)
EXHIBIT 10(f)(52)

XSIP RESTRICTED STOCK UNIT
AWARD AGREEMENT
PURSUANT TO
XEROX HOLDINGS CORPORATION
2024 EQUITY AND PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Xerox Holdings Corporation, a New York corporation (the “Company”), dated <<Grant Date>> (the “Grant Date”) in favor of <<First Name>> <<Last Name>> (“Employee”), who is an employee of the Company or of a subsidiary or affiliate thereof (collectively, the “Employer”).

In accordance with the provisions of the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan and any amendments and/or restatements thereof (the “Plan”), the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”), as applicable, has authorized the execution and delivery of this Agreement. The operation of this Agreement is conditioned upon its acceptance by the Employee as described below.
Terms not defined herein shall have the meanings assigned to them in the Plan.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
1.Award of Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company hereby awards to Employee, as of the Grant Date, <<Granted Shares>> Restricted Stock Units (each an “RSU” and collectively, “RSUs”). Notwithstanding anything herein to the contrary, only an active employee or an employee on Short -Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (in each case, pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the Grant Date is eligible to receive this award. The RSUs represent an unfunded, unsecured right to receive shares of Common Stock of the Company, subject to all terms and conditions of the Plan and this Agreement.
2.Award Summary. As of the vesting date(s) indicated below (each a “Vesting Date”). Employee shall become entitled to a number of shares of Common Stock equal to the “Vest Quantity” shown below (subject to applicable tax withholding as described in Paragraph 8 below).

Vest Schedule - Share Units (RSU)
Vesting Date	Vest Quantity
<<Vest Date 1>>	<<Tranche 1 Qty>>
<<Vest Date 2>>	<<Tranche 2 Qty>>

<<Granted Shares>>

Notwithstanding the foregoing, in the event of a Change in Control, any outstanding RSUs (and any dividend equivalents with respect thereto) shall be treated pursuant to the terms of the Plan; Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
3.Dividend Equivalents. Employee shall become entitled to receive from the Company, as of each Vesting Date, a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of RSUs that have become vested and payable on such Vesting Date (under Paragraph 2 or Paragraph 6 of this Agreement, as applicable) would have been entitled to receive as dividends on such Common Stock during the period commencing on the Grant Date and ending on such Vesting Date. Payments under this Paragraph shall be made as soon as administratively practicable following each such Vesting Date and shall be net of any applicable tax withholding. Notwithstanding anything herein to the contrary, if Employee is no longer employed by his or her Employer on the payment date of the dividend equivalents, and the Employer has determined, with the approval of the Chief Human Resources Officer of the Company, that it is not administratively feasible to pay such dividend equivalents, Employee will not be entitled to receive such dividend equivalents.
4.No Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares of Common Stock associated with this Agreement until the date such shares are released. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are released.
5.Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.
6.Effect of Termination of Employment Prior to Vesting Date(s).

RSU XSIP 2 Year (0325)
EXHIBIT 10(f)(52)

a)Voluntary Termination; Involuntary Termination for Cause. If Employee voluntarily ceases employment with the Employer for any reason except Retirement (as defined below) or a reduction in the workforce, or if Employee’s employment with the Employer is involuntarily terminated for Cause (as defined below), any RSUs that have not vested in accordance with Paragraph 2 shall be cancelled on the date of such termination of employment.
b)Involuntary Termination Without Cause; Reduction in Workforce; Retirement. If the Employee has an involuntary termination of employment with the Employer (including upon Disability, as defined below), other than by reason of death or for Cause, or has a voluntary termination of employment with the Employer due to a reduction in workforce or Retirement, a prorated portion of the RSUs shall immediately vest, and such vested prorated portion, less any RSUs which have already vested on a Vesting Date under Paragraph 2 of this Agreement, shall be payable to the Employee, as of the Vesting Date. Application of this Paragraph 6(b) may, at the discretion of the Company, be contingent upon Employee executing a general release and/or an agreement with respect to non-engagement in detrimental activity, each in a form acceptable to the Company. For purposes of this paragraph 6(b):

(i)The prorated portion of the RSUs as of the termination of employment date shall be determined by multiplying the total number of RSUs granted to the Employee under this Agreement by a fraction, the numerator of which is the number of full months during which the Employee has been continually employed since the Grant Date (in no event to exceed 24) and the denominator of which is 24; and
(ii)full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.
c)Death. If Employee ceases employment with the Employer by reason of death, 100% of the RSUs granted under this Agreement shall vest and become payable as of the date of death to Employee’s personal representatives, heirs or legatees, as applicable, in accordance with Paragraph 5 and applicable law.

d)Certain Definitions. The following definitions shall apply for purposes of this Paragraph 6:

(i)Cause. “Cause” shall mean (A) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (B) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (C) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (D) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (E) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.

(ii)Disability. Employee shall be deemed involuntarily to cease employment with the Employer by reason of “Disability” when Employee has received maximum coverage under an Employer-provided short-term disability plan.

(iii)Retirement. “Retirement” shall mean a termination of employment with retirement status as determined by the Employer, provided that for a U.S. employee, retirement shall mean only a termination of employment with the Employer after attaining age 55 and 10 years of service with the Employer or age 60 and 5 years of service with the Employer.

e)Salary Continuance. For purposes of determining the number of RSUs that are vested under this Agreement, the number of full months during which the Employee has been continually employed since the Grant Date shall not include any period of Salary Continuance, unless otherwise determined by the Committee or its authorized delegate at its discretion pursuant to Section 23(a)(ii) of the Plan.

f)Effect of Releases. Payment will be made as soon as practicable (but not later than 70 days) after the designated payment date except that if the timing of any payment is contingent on employee action, such as execution of a release of claims or agreement, and the specified payment period straddles two calendar years, payment will be made on the second such calendar year.

7.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the RSUs or the release of shares upon vesting thereof, such shares shall not be released in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable.

RSU XSIP 2 Year (0325)
EXHIBIT 10(f)(52)

8.Taxes. Any payment or release of shares pursuant to this Agreement is subject to applicable tax withholding in accordance with Section 14 of the Plan. No fractional shares shall be issued as a result of such tax withholding; instead, the equivalent of any fractional share amount shall be applied to amounts withheld for taxes. Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.
9.Nature of Award. In accepting the award, Employee acknowledges that:
a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the RSUs are subject to modification and adjustment under Section 6(b) of the Plan.
b)the award of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;
c)all decisions with respect to future RSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
d)Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the RSU award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
e)Employee is voluntarily participating in the Plan;
f)the RSUs and the shares of Common Stock subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of Employee’s employment contract, if any;
g)the RSUs and the shares of Common Stock subject to the RSUs are not intended to replace any pension rights or compensation;
h)the RSUs and the shares of Common Stock subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
j)in consideration of the award of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and
k)subject to the provisions in the Plan regarding Change in Control, RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
10.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.Amendment of This Agreement. With the consent of Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
12.Subsidiary. As used herein the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the Grant Date.
13.Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.

RSU XSIP 2 Year (0325)
EXHIBIT 10(f)(52)

14.Recoupments.
a)If Employee is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control, to have engaged in detrimental activity against the Employer, any awards granted to Employee shall be cancelled and be of no further force or effect and any payment or release of shares from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded payment or release of shares, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable.

b)Detrimental activity may include:

(i)violating terms of a non-compete agreement with the Employer, if any;

(ii)disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;

(iii)violating any rules, policies, procedures or guidelines of the Employer;

(iv)directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;

(v)directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or

(vi)engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.
15.Cancellation and Rescission of Award. Without limiting the foregoing Paragraph regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if Employee is not in compliance with all of the following conditions:

a)Employee shall not render services for any organization or engage directly or indirectly in any business which would cause Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.

b)Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by Employee either during or after employment with the Employer. Notwithstanding the above, the Employer does not in any manner restrict Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Employer does not in any manner restrict Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.

c)Pursuant to any agreement between the Employer and Employee that contains post-employment prohibitions, Employee shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.

d)If Employee is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control, to have failed to comply with any of the provisions of this Paragraph 15, any awards granted to Employee shall be cancelled and be of no further force or effect, and any payment or release of shares from six months prior to such failure to comply may be rescinded. In the event of any such rescission, Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded payment or release of shares, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable.

16.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 201 Merritt 7, Norwalk, CT 06851-1056, addressed to the attention of Stock Plan Administrator, and if to Employee shall be delivered personally or mailed to Employee at his address as the same appears on the records of the Company.

RSU XSIP 2 Year (0325)
EXHIBIT 10(f)(52)

17.Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an online or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by Employee is required, and the award will be cancelled if Employee fails to comply with the Company’s acceptance requirement within six months of the Grant Date.
19.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
20.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 5, to Employee’s personal representatives, legatees or heirs.
21.Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, and agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.
22.Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
23.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
24.Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement. Refer to Exhibit 10(f)(58) to Xerox Holdings Corporation's Annual Report on Form 10-K dated February 24, 2025. See SEC File Number 001-39013.
25.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on Employee’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.